Exhibit 10.63

AMENDMENT TO

DUKE ENERGY CORPORATION DIRECTORS’ SAVINGS PLAN I & II

(as Amended and Restated effective February 24, 2004)

The Duke Energy Corporation Directors’ Savings Plan I & II (as Amended and Restated effective February 24, 2004) (the “Plan”) is amended, effective as of December 19, 2006, as follows:

1.	Article IV of the Plan is hereby amended by adding the following new Section 4.5 at the end thereof:

“4.5 Each phantom unit of Company common stock credited to the DECS Investment Option and the Stock Deferral Investment Option on behalf of a Participant on the Distribution Date shall be converted, as of the Distribution Date, into phantom units of Company common stock and phantom units of Spectra Energy Corp common stock and reallocated as follows:

(i)	The number of phantom units of Spectra Energy Corp common stock shall be equal to the number of shares of Spectra Energy Corp common stock to which the Participant would have been entitled on the Distribution had the phantom units of Company common stock represented actual shares of the Company as of the Record Date, the resulting number of phantom units of Spectra Energy Corp common stock being rounded down to the nearest whole unit.
(ii)	The resulting number of phantom units of Spectra Energy Corp common stock shall automatically be transferred from the DECS Investment Option and the Stock Deferral Investment Option and credited to the Plan’s investment option that corresponds to the RSP’s Spectra Energy Corp Common Stock Fund (the “SECS Investment Option”).
(iii)	A Participant (or, if the Participant is dead, the Participant’s beneficiary) may elect, pursuant to rules and procedures prescribed by the Company, to reallocate amounts deemed invested in Spectra Energy Corp common stock under the SECS Investment Option to any other open investment option. The SECS Investment Option shall be closed to additional deferrals and to transfers from any other investment option.
(iv)	Capitalized terms used in this Section 4.5 that are not defined in this Plan shall have the meaning set forth in the Employee Matters Agreement by and between Duke Energy Corporation and Spectra Energy Corp.”
2.	Article XI of the Plan is hereby amended by adding the following new Section 11.5 at the end thereof:

“11.5 The Account of each member of the Board of Directors of Spectra Energy Corp or its predecessor companies (a “Spectra Energy Participant”) maintained under the Plan immediately prior to the Distribution Date shall be transferred to the Spectra Energy Corp Directors’ Savings Plan and assumed by Spectra Energy Corp as of the Distribution Date (the “Assumed Amounts”). For purposes of this Plan, the term “Assumed Amounts” shall include any amount of Compensation of a Spectra Energy Participant that is earned but not yet paid as of the Distribution Date and Phantom Stock Units granted to a Spectra Energy Participant under the Duke Energy Corporation 1998 Long-Term Incentive Plan, that were properly deferred by a Spectra Energy Participant under the Plan but that had not yet been credited to his or her Account under the Plan as of the Distribution Date. Each such Spectra Energy Participant shall have no further rights under the Plan immediately after his or her Account is transferred to the Spectra Energy Corp Directors’ Savings Plan and assumed by Spectra Energy Corp in accordance with the terms and conditions of the Employee Matters Agreement by and between Duke Energy Corporation and Spectra Energy Corp (the “Employee Matters Agreement”). Capitalized terms used in this Section 11.5 that are not defined in this Plan shall have the meaning set forth in the Employee Matters Agreement.”

3.	Except as explicitly set forth herein, the Plan will remain in full force and effect.

This amendment has been executed by an authorized officer of Duke Energy Corporation on December 19, 2006.

DUKE ENERGY CORPORATION

By:	/S/ CHRISTOPHER C. ROLFE
Christopher C. Rolfe
Group Executive and
Chief Administrative Officer